news release

For immediate release

Contact: Mark Polzin or Ken Cook (314) 982-1700

EMERSON REPORTS FIRST-QUARTER SALES OF $3.6 BILLION
AND EARNINGS PER SHARE OF $0.58

  Sales and Earnings for the Quarter Increased 12 Percent
  Sales in Asia up 25 Percent
  Operating Profit Improved 15 Percent
  Pretax Profit Improved 11 Percent
  Working Capital Efficiency Increases Continue

        ST. LOUIS, February 3, 2004 – Emerson (NYSE: EMR) announced that net sales for the first quarter of its 2004 fiscal year increased 12 percent to $3,600 million, from $3,226 million in the first quarter of fiscal 2003. Reported earnings per share increased 12 percent to $0.58 for the quarter ended December 31, 2003, from $0.52 in the prior-year period.

        “Momentum continued throughout the quarter with strong sales and earnings improvements across all business segments,” Chief Executive David N. Farr said. “The strategy of repositioning assets to establish faster sales growth and global best cost position is bearing fruit with 10 percent international sales growth led by a 25 percent increase in Asia. The competitive strength of Emerson’s business platforms combined with the significant restructuring efforts undertaken over the past couple of years is driving both top-line and bottom-line results across the company.

        “We have remained focused on improving capital efficiency as sales growth expands, with average trade working capital improving to 21.0 percent of sales from 22.6 percent of sales in the first quarter of the 2003 fiscal year. This continues to help drive strong cash flow generation, with operating cash flow and free cash flow

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(operating cash flow minus capital expenditures) for the first quarter of fiscal year 2004 of $284 million and $217 million, respectively. Operating cash flow is typically lowest in the first fiscal quarter and we continue to expect operating cash flow to reach approximately $1.9 billion for fiscal year 2004.

        “While favorable currency exchange rates contributed to the top-line sales growth, all five business segments experienced growth in underlying sales (which exclude acquisitions, divestitures, and currency translation) during the quarter, driven by strong growth in the HVAC business and the electronics and telecommunications business. Sales in the United States turned positive for the first time after ten quarters, also led by growth in the HVAC and electronics and telecommunications businesses, as well as the residential end markets that Emerson serves.

        “We’re off to a good start, and we are cautiously optimistic about 2004. The pace of customer orders and overall business activity remain solid and should drive continued growth throughout the remainder of the year. As previously disclosed, we expect earnings per share for the 2004 fiscal year to increase over the prior year to the range of $2.65 to $2.75.”

Operating Highlights

        Sales in the heating, ventilating, and air conditioning business increased more than 16 percent to $596 million for the first quarter of fiscal 2004 from $512 million in the prior year, driven by continued penetration gains, market growth and a 4 percentage point favorable impact from currency. The underlying sales increase of 12 percent compared to the prior year reflects strong growth in Asia and the United States. These sales results reflect increases in all of the businesses, including very strong growth in compressors reflecting increased demand in the North American and Asian residential markets. HVAC earnings before interest and income taxes increased 16 percent to $80 million from $69 million in the prior year due to higher sales in the quarter, partially offset by increased severance costs related to the European temperature sensors and controls operations.

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        Emerson Climate Technologies has continued to benefit from improved efficiency ratings in air conditioning, a strong and well-established global infrastructure, and expansion of its solutions and services offerings. Solid end-market demand combined with Emerson Climate Technologies’ unique position and offerings drove strong sales growth through the quarter and should continue to drive increased sales.

        The electronics and telecommunications business reported sales of $657 million for the first quarter of 2004, up more than 15 percent from the prior year, reflecting a nearly 14 percent increase in underlying sales, with increases in all major geographic regions and strength in Asia. Reported sales also include a 5 percentage point favorable impact from currency and a 4 percentage point negative impact from the Dura-Line divestiture in the prior year. The underlying growth reflects significant gains in the OEM power and climate and power systems businesses. In addition, Emerson continues to build upon the Emerson Network Power China (Avansys) acquisition by increasing the Company’s penetration in China and Asia.

        Earnings in the electronics and telecommunications segment increased 89 percent to $70 million for the three months ended December 31, 2003, from $37 million in the prior year, reflecting significant leverage in the margins on the higher sales volume across the segment and from the benefits of previous cost reduction actions. Earnings were negatively affected by higher rationalization costs primarily related to shifting certain Western European manufacturing to Asia and Eastern Europe.

        Process control business sales increased 10 percent in the first quarter of fiscal 2004 to $849 million from $772 million for the same period a year ago, as this segment continues to win large projects and displace the competition. Sales include a positive impact from currency of 6 percentage points, partially offset by a 1 percentage point negative impact from divestitures. Excluding acquisitions, divestitures, and currency, underlying sales increased almost 5 percent due to solid growth in Asia and Latin America and modest growth in Europe. Sales growth was strongest in measurement, systems, and solutions. Earnings increased almost 19 percent from $75 million in the

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prior year to $90 million for the three months ended December 31, 2003. The earnings increase reflects leverage from the higher sales during the quarter, partially offset by higher costs for the rationalization of operations.

        Once again, customers recognized the leadership of Emerson Process Management in the January 2004 Control magazine survey of end users, which states, “Emerson continues to be rated among the best in nearly all their relevant categories.” Emerson received number-one rankings in services, large-scale systems, and a total of 26 ‘Best in Class’ rankings, more than double those of the nearest competitor. This leadership position is helping Emerson Process Management gain market penetration, particularly in systems and solutions, with orders during the quarter in this business growing nearly 20 percent compared with the prior year period.

        Sales in the industrial automation business increased almost 12 percent to $695 million for the first quarter, led primarily by a nearly 9 percentage point favorable impact from currency. A 3 percent increase in underlying sales reflects strong international sales growth in Europe and Asia, partially offset by a moderate decline in the United States. The sales results reflect increases across the segment with very strong growth in European generators and the ultrasonic plastic joining business worldwide. Earnings increased almost 5 percent to $86 million for the three months ended December 31, 2003, compared to $82 million for the same period in the prior year.

        Sales in the appliance and tools business were $901 million for the first quarter of 2004, an increase of nearly 6 percent from $852 million for the first quarter of 2003. Sales reflect a more than 4 percent increase in underlying sales and an almost 4 percentage point favorable impact from currency, which were partially offset by a nearly 3 percentage point decline related to Emerson’s exit from the manufacture of bench top and stationary power tools. Underlying sales results reflect very strong growth in residential storage and European appliance motors, as well as strong growth in the consumer tools businesses. The residential storage increase was due to a strong construction market and higher demand at major retailers. The results of the consumer

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tools businesses were driven by promotions during the quarter, lower retail inventory, and higher consumer demand. These increases were partially offset by weakness in industrial motors and commercial storage. Earnings for the first quarter of $127 million were up 8 percent from $118 million in the same period in 2003 due to higher sales in the current quarter and licensing fees.

Upcoming Investor Events

        On Tuesday, February 3, 2004, at 2:30 p.m. EST (1:30 p.m. CST), Emerson senior management will discuss the quarterly results during an investor conference call. All interested parties may listen to the live conference call via the Internet by going to the Investor Relations area of Emerson’s Web site at www.gotoemerson.com/financial and completing a brief registration form. A replay of the conference call will be available for the next three months at the same location on the Web site. Details of upcoming events will be posted as they occur in the Investor Relations Calendar of Events on the corporate Web site.

Forward-Looking and Cautionary Statements

        Statements in this release that are not strictly historical may be “forward-looking” statements, which involve risks and uncertainties. These include economic and currency conditions, market demand, pricing, and competitive and technological factors, among others, as set forth in the company’s most recent Form 10-K filed with the SEC.

(tables attached)

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TABLE 1

EMERSON AND SUBSIDIARIES
CONSOLIDATED OPERATING RESULTS
(DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)

	Quarter Ended December 31,		Percent
	2002	2003	Change
Net sales	$ 3,226	$3,600	12%
Less: Costs and expenses
Cost of sales	2,083	2,318
SG&A expenses	717	790
Other deductions, net	45	78
Interest expense, net	58	57

Earnings from continuing operations
before income taxes	323	357	11%
Income taxes	105	113

Earnings from continuing operations	218	244	12%
Net loss from discontinued operations	1	–

Net earnings	$ 217	$ 244	12%

Diluted earnings per common share:
Earnings from continuing operations	$ 0.52	$ 0.58	12%
Discontinued operations	–	–

Diluted earnings per common share	$ 0.52	$ 0.58	12%

	Quarter Ended December 31,
	2002	2003
Other deductions, net
Gains from divestitures	$ (15)	$ –
Rationalization of operations	27	33
Amortization of intangibles	5	6
Other	28	39

Total	$ 45	$ 78

Note: Prior period Dura-Line results have been reclassified to discontinued operations.

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TABLE 2

EMERSON AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(DOLLARS IN MILLIONS)

	December 31,
	2002	2003
Assets
Cash and equivalents	$ 437	$ 1,009
Receivables, net	2,395	2,705
Inventories	1,671	1,647
Other current assets	436	619

Total current assets	4,939	5,980
Property, plant & equipment, net	3,070	2,944
Goodwill	4,930	5,013
Other	1,556	1,770

	$14,495	$15,707

Liabilities and Stockholders' Equity
Short-term borrowings and current
maturities of long-term debt	$ 1,017	$ 647
Accounts payable	1,136	1,324
Accrued expenses	1,387	1,482
Income taxes	174	190

Total current liabilities	3,714	3,643
Long-term debt	3,486	3,733
Other liabilities	1,415	1,605
Stockholders' equity	5,880	6,726

	$14,495	$15,707

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TABLE 3

EMERSON AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOW
(DOLLARS IN MILLIONS)

	Quarter Ended December 31,
	2002	2003
Operating Activities
Net earnings	$ 217	$ 244
Depreciation and amortization	127	131
Changes in operating working capital	(33)	(127)
Gains from divestitures and other	(4)	36

Net cash provided by operating activities	307	284

Investing Activities
Capital expenditures	(65)	(67)
Divestitures of businesses and other, net	42	1

Net cash used in investing activities	(23)	(66)

Financing Activities
Net (decrease) increase in short-term
borrowings	(558)	226
Proceeds from long-term debt	493	3
Principal payments on long-term debt	(6)	(5)
Dividends paid	(165)	(169)
Treasury stock, net	2	11

Net cash (used in) provided by financing
activities	(234)	66

Effect of exchange rate changes on cash and
equivalents	6	29

Increase in cash and equivalents	56	313

Beginning cash and equivalents	381	696

Ending cash and equivalents	$ 437	$ 1,009

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TABLE 4

EMERSON AND SUBSIDIARIES
SEGMENT SALES AND EARNINGS
(DOLLARS IN MILLIONS)

	Quarter Ended December 31,
	2002	2003
Sales
Process Control	$ 772	$ 849
Industrial Automation	623	695
Electronics and Telecommunications	569	657
Heating, Ventilating, and Air Conditioning	512	596
Appliance and Tools	852	901

	3,328	3,698
Discontinued operations	(15)	–
Eliminations	(87)	(98)

Continuing operations	$ 3,226	$ 3,600

	Quarter Ended December 31,
	2002	2003
Earnings
Process Control	$ 75	$ 90
Industrial Automation	82	86
Electronics and Telecommunications	37	70
Heating, Ventilating, and Air Conditioning	69	80
Appliance and Tools	118	127

	381	453
Discontinued operations	2	–
Differences in accounting methods	31	29
Corporate and other	(33)	(68)
Interest expense, net	(58)	(57)

Earnings from continuing operations
before income taxes	$ 323	$ 357

	Quarter Ended December 31,
	2002	2003
Rationalization of operations
Process Control	$ 5	$ 8
Industrial Automation	5	4
Electronics and Telecommunications	7	12
Heating, Ventilating, and Air Conditioning	4	7
Appliance and Tools	6	6
Corporate	2	(4)
Discontinued operations	(2)	–

Total Emerson	$ 27	$ 33

Note: The electronics and telecommunications segment sales and earnings for the prior period include results of discontinued operations.

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TABLE 5

Reconciliations of Non-GAAP Financial Measures

The following reconciles each non-GAAP measure with the most directly comparable GAAP measure (dollars in millions):

			Percent
	2003	2004	Change
First-Quarter Cash Flow
Operating Cash Flow	$ 307	$ 284	(8%)
Capital Expenditures	65	67

Free Cash Flow (Non-GAAP)	$ 242	$ 217	(11%)

First-Quarter Operating Profit
Net Sales	$3,226	$3,600	12%
Cost of Sales	2,083	2,318
SG&A Expenses	717	790

Operating Profit (Non-GAAP)	$ 426	$ 492	15%
Other Deductions, Net	45	78
Interest Expense, Net	58	57

Pre-Tax Earnings	$ 323	$ 357	11%

All amounts above are GAAP financial measures except as noted.

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